ROCKY MOUNTAIN
INDUSTRIALS

Chad Brownstein
10114 Bridlevale Drive
Los Angeles, CA 90064

February 1, 2020

Dear Chad,

This letter describes the terms of your employment with Rocky Mountain Industrials Inc., a Nevada corporation. The Company has hired you as a non-executive, business development specialist. This position is exempt from both the federal Fair Labor Standards Act and applicable state wage and hour laws. You will perform duties that are reasonable and consistent with the nature of your position.

In consideration of your services, you will be paid $75,000 per year, payable on a periodic basis according to the Company's standard payroll practices, and subject to all withholdings and deductions as required or permitted by law.

You will be eligible to participate in the Company's employee benefit plans and programs in effect from time to time, including, but not limited to, group medial insurance benefits and other fringe benefit programs. All such benefits will be provided in accordance with and subject to the eligibility and other provisions of each such plan or program.

The Company may terminate your employment for cause at any time. The Company may terminate your employment without cause at any time and without prior notice; provided, however, that if your employment is terminated without cause, you shall be entitled to receive severance benefits as customarily provided by the Company to similarly situated employees. You are free to terminate your employment at any time, so long as you provide two weeks' notice to the Company.

As a business development specialist, you will receive confidential and proprietary information from the Company and from third parties. Specifically, you agree to be bound by the terms set forth in Exhibit A, attached and made a part hereto, regarding such confidential and proprietary information from the Company and from third parties.

Please acknowledge the terms of this letter by signing below. Thank you for your continued commitment to the Company.

Yours sincerely,

Barry Munitz

Barry Munitz
Vice-Chair of the Board of Directors

CtB

I, Chad Brownstein, acknowledge and agree to the terms stated above.

Chad Brownstein

2/12/20

Date